Exhibit 99.1

VOTING TRUST AGREEMENT

This Agreement in made as of the 1st day of September, 2007 Between:

(1)
Jedi Capital Corporation ("Jedi") and Intrepid Capital Corporation ("Intrepid") and Torbay Capital Corporation ("Torbay"), and Luxilon Capital Limited ("Luxilon") and Lanesborough Capital Inc. ("Lanesborough") and Sunnydee Financial Limited ("Sunnydee") , all c/o Five Continents Financial Limited, 4th Floor, Anderson Square, 64 Shedden Road, P.O. Box 30715SMB, Grand Cayman, Cayman Islands (collectively the "Corporations"); and

(2)	Lorne K. Abony, 122 Old Forest Hill Road, Toronto, Ontario, Canada M5P 2R9("LA")

Background

(A)	The Corporations are the registered holders of 12,500,000 common shares (the"Shares") in the capital of Fluid Media Networks, Inc. (the "Company") as follows:

(i)	Jedi	2,500,000 shares
(ii)	Intrepid	2,500,000 shares
(iii)	Torbay	2,500,000 shares
(iv)	Luxilon	1,666,666.66 shares
(v)	Lanesborough	1,666,666.66 shares
(vi)	Sunnydee	1,666,666.66 shares

(B)	In this Agreement, references to the "Relevant Shares" means the Shares together with any other shares in the capital of the Company attributable to or derived from them.

(C)
The Corporations have agreed to act in accordance with the instructions of LA in respect of the exercise of all voting rights attaching to the Relevant Shares, on the terms and conditions hereinafter set forth.

1.     Voting Undertaking

The Corporations hereby irrevocably and unconditionally agree during the term of this Agreement to exercise or to procure the exercise of the voting rights attaching to the Relevant Shares in accordance with LA's instructions from time to time.

2.     Further assurance

The Corporations hereby appoint LA as their attorney for the purpose of exercising any voting rights attaching to the Relevant Shares in accordance with LA's instructions including, without limitation, receiving notices of and appointing a corporate representative to attend and vote at all meetings of the shareholders of the Company and in order to enable LA to exercise such powers the Corporations hereby authorize the Company to send any notices in respect of the Relevant Shares to LA and authorizes LA to complete and return proxy forms, consents and any other document required to be signed by the holder of the Relevant Shares.

3.             Indemnity

LA agrees to indemnify the Corporations against all actions, claims, demands and proceedings taken or made against the Corporations and all costs, damages, expenses, liabilities and losses incurred by the Corporations as a result of or in connection with the exercise by him of his voting rights under this Agreement.

4.             Term

This Agreement shall be binding until the earlier of such time as the Corporations deliver written notice of termination to LA by personal delivery or by confirmed email or fax to the last known email or fax address for LA, or the sale of the Relevant Shares by one or more of the Corporations.

5.             Waivers

Any term hereof may be amended or waived with the written consent of LA and the Corporations.

6.             Severability

If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms.

7.            Counterparts

This Agreement may be executed in counterparts, by original or facsimile signature, each of which shall be deemed an original and all of which together shall be deemed to constitute one original instrument.

8.            Governing law and submission to jurisdiction

This Agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this agreement) shall be governed by and construed in accordance with the law of Ontario, Canada. Each of the parties to this Agreement irrevocably agrees that the Courts of Ontario, Canada shall have nonexclusive jurisdiction to hear and decide any suit, action or proceedings, and/or to settle any disputes that may arise out of or in connection with this Agreement and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of Ontario, Canada.

In witness whereof, this Agreement has been executed and delivered as a deed as of the date first above written.

Executed as a Deed by Jedi Capital Corporation acting by:	) ) )
/s/ Scott Elphinstone Authorised Signatory

Executed as a Deed by Intrepid Capital Corporation acting by:	) ) )
/s/ Pauline Greene Authorised Signatory

Executed as a Deed by Torbay Capital Corporation acting by:	) ) )
/s/ Scott Elphinstone Authorised Signatory

Executed as a Deed by Luxilon Capital Limited acting by:	) ) )
/s/ Monica Watler Authorised Signatory

Executed as a Deed by Lanesborough Capital Inc. acting by:	) ) )
/s/ Eunice Morris Authorised Signatory

Executed as a Deed by Sunnydee Financial Limited acting by:	) ) )
/s/ Nadine Rivers Authorised Signatory

Executed as a Deed by Lorne K. Abony in the presence of	) ) )
/s/ Lorne K. Abony

Signature of witness:  ______________________
Name:                            ______________________
Address:                       ______________________
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Occupation:                 ______________________